Exhibit 99.1

Gain Therapeutics Reports Financial Results for Second Quarter 2024 and Provides Corporate Update

Topline Results From MAD Phase 1 Study of GT-02287 on Track for August 2024 With Full Presentation at Upcoming Medical Conferences in Early Q4 2024

Initiation of Phase 1b Study of GT-02287 in Parkinson’s Disease Patients Anticipated in Q4 2024

BETHESDA, Md., August 8, 2024 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today reports financial results for the quarter ended June 30, 2024, and provides a corporate update.

“The second quarter of 2024 proved to be productive for Gain, as we made significant progress in advancing our lead candidate GT-02287,” said Gene Mack, Interim CEO and CFO of Gain. “We are encouraged by results to date, from both the SAD and MAD studies completed in the second quarter, demonstrating GT-02287’s favorable safety profile. As we eagerly await the full topline results from the MAD part of the study expected this month, we remain confident in the potential of GT-02287 to become a lead treatment for Parkinson’s disease in patients with or without a GBA1 mutation. We look forward to presenting our findings at medical conferences this fall and advancing GT-02287 into a Phase 1b study to evaluate its efficacy in actual Parkinson’s patients in the fourth quarter of 2024. Finally, we believe we are well-positioned to continue executing on our near-term clinical milestones, with the goal of delivering a life-changing therapy to patients in need.”

Second Quarter 2024 and Recent Corporate Highlights

Pipeline Updates

●	Announced the completion of dosing in the Multiple Ascending Dose (MAD) portion of the Phase 1 trial of GT-02287, the Company’s lead candidate being evaluated for the treatment of Parkinson’s disease in patients with or without a GBA1 mutation;
●	Announced positive results from the Single Ascending Dose (SAD) portion of the Phase 1 trial of GT-02287; and
●	Presented preclinical data demonstrating an improvement in cognitive performance and activities of daily living with GT-02287 treatment in a mouse model of Parkinson’s disease in a late-breaking poster presentation at the Federation of European Neuroscience Societies (FENS) Forum 2024 held in Austria.

Corporate Updates

●	Announced appointment of Gene Mack as interim CEO and Chief Financial Officer. Khalid Islam, Ph.D., founder and Chairman of the Company’s Board of Directors, is serving as Executive Chairman; and
●	Completed an underwritten public offering that resulted in approximately $10.0 million of net proceeds.

Upcoming Milestones

●	Data lock for the MAD portion of the Phase 1 trial for GT-02287 in healthy volunteers will occur in mid-August with topline results expected soon after;
●	Presentation of late-breaking abstract at International Congress of Parkinson’s Disease and Movement Disorders from September 27th through October 1st;
●	Presentation of abstract at Neuroscience 2024 from October 5th through October 9th; and
●	Initiation of Phase 1b trial evaluating GT-02287 in actual Parkinson’s disease patients expected in Q4 2024.

Q2 2024 Financial Results

Research and development expenses increased by $0.4 million to $4.4 million for the three months ended June 30, 2024, as compared to $4.0 million for the three months ended June 30, 2023. The increase in research and development expenses was primarily related to costs associated with the ongoing Clinical Phase 1 trial of our lead program GT-02287 for the treatment of Parkinson’s Disease in patients with or without a GBA1 mutation.

General and administrative expenses for the three months ended June 30, 2024, were $3.7 million, consistent with the expenses for the three months ended June 30, 2023. General and administrative expenses mainly consist of legal and professional fees relating to general corporate matters, share-based compensation expenses and employee’s termination benefits expenses.

Net loss for the three months ended June 30, 2024, was $0.42 per share, basic and diluted, compared to $0.62 per share, basic and diluted, for the three months ended June 30, 2023.

Cash, cash equivalent and marketable securities were $16.9 million as of June 30, 2024, compared to $16.8 million as of December 31, 2023.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate GT-02287 for the treatment of Parkinson’s disease with or without a GBA1 mutation, is currently being evaluated in a Phase 1 clinical trial.

Leveraging AI-supported structural biology, proprietary algorithms, and supercomputer-powered physics-based models, the company’s Magellan™ drug discovery platform can identify novel allosteric binding sites on disease-implicated proteins, pinpointing pockets that cannot be found or drugged with current technologies. Its AI and machine-learning tools and virtual screening capabilities leverage the emerging on-demand compound libraries covering vast chemical spaces of over five trillion compounds to identify and select suitable small molecule hits for experimental validation.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks associated with market conditions and the satisfaction of customary closing conditions related to the offering and uncertainties related to the offerings and the use of proceeds from the offerings. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s prospectus supplement to be filed with the SEC, and the documents incorporated by reference therein, including the Company’s Form 10-K for the year ended December 31, 2023 and Form 10-Q for the quarter ended June 30, 2024. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Apaar Jammu and Chuck Padala

ajammu@gaintherapeutics.com

chuck@lifesciadvisors.com

Media Contacts:

Russo Partners

Nic Johnson and Elio Ambrosio

nic.johnson@russopartnersllc.com

elio.ambrosio@russopartnersllc.com

(212) 845-4242

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Collaboration revenues	$—	$—	$—	$55,180
Other income	—	—	—	—
Total revenues	$—	$—	$—	$55,180

Operating expenses:
Research and development	(4,437,631)	(3,987,943)	(6,944,537)	(6,779,148)
General and administrative	(3,745,193)	(3,743,171)	(5,615,987)	(6,236,930)
Total operating expenses	(8,182,824)	(7,731,114)	(12,560,524)	(13,016,078)

Loss from operations	$(8,182,824)	$(7,731,114)	$(12,560,524)	$(12,960,898)

Other income/(expense):
Interest income, net	84,531	129,929	199,834	281,964
Foreign exchange gain/(loss), net	(43,576)	(60,195)	224,501	(103,037)
Loss before income tax	$(8,141,869)	$(7,661,380)	$(12,136,189)	$(12,781,971)

Income tax	(1,209)	(26,589)	(21,083)	(43,317)

Net loss	$(8,143,078)	$(7,687,969)	$(12,157,272)	$(12,825,288)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.42)	$(0.62)	$(0.65)	$(1.05)
Weighted average common shares - basic and diluted	19,215,582	12,387,089	18,600,683	12,157,969

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$16,936,315	$11,794,949
Marketable securities - current	—	4,999,704
Tax credits	313,248	242,577
Prepaid expenses and other current assets	1,289,316	741,638
Total current assets	$18,538,879	$17,778,868

Non-current assets:
Property and equipment, net	$123,930	$125,962
Internal-use software	158,149	193,375
Operating lease - right of use assets	325,879	459,215
Restricted cash	31,803	34,021
Long-term deposits and other non-current assets	17,547	17,890
Total non-current assets	657,308	830,463
Total assets	$19,196,187	$18,609,331

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,046,832	$1,318,965
Operating lease liability - current	186,846	229,693
Other current liabilities	3,468,254	2,160,366
Deferred income - current	710,001	1,122,138
Loans - current	111,051	118,797
Total current liabilities	$6,522,984	$4,949,959

Non-current liabilities:
Defined benefit pension plan	$298,428	$307,454
Operating lease liability - non-current	134,321	229,855
Deferred income - non-current	80,364	94,786
Loans - non-current	375,352	449,053
Total non-current liabilities	888,465	1,081,148
Total liabilities	$7,411,449	$6,031,107

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of June 30, 2024 and December 31, 2023.	—	—
Common stock, $0.0001 par value: 50,000,000 shares authorized; 25,172,573 issued and outstanding as of June 30, 2024; 16,206,680 issued and outstanding as of December 31, 2023.	2,518	1,621
Additional paid-in capital	84,710,747	73,113,079
Accumulated other comprehensive income	12,462	247,241
Accumulated deficit	(60,783,717)	(38,516,197)
Loss for the period	(12,157,272)	(22,267,520)
Total stockholders’ equity	11,784,738	12,578,224
Total liabilities and stockholders’ equity	$19,196,187	$18,609,331